Exhibits

Exhibit 99.1 - Press Release for May 24, 2007

visionGATEWAY Announces Global Expansion with New Management Team and Office in United Kingdom to Drive European Growth

Former Cisco and Nortel Networks Executive to Spearhead Company’s Marketing of Recently Licensed Encryption and Protection Technology

San Diego, USA - May 24, 2007—visionGATEWAY, Inc. (OTCBB: VGWA), an Internet Resource Management and Security software solutions company capitalizing on the explosive growth of Internet use worldwide, has announced that the Company has acquired U.K.-based Lagmore Consulting Limited. The opening of a European office led by a world-class management team is consistent with the Company’s long-term strategy to develop a global sales and marketing network.

Lagnmore will be renamed visionGATEWAY Limited and become the Company’s London based European representation. Lagmore’s current owners and executive management team will immediately become executives of visionGATEWAY to continue the growth of the Company’s sales opportunities with INTERScepter in the UK and Europe. They were the core management and development team from Saturn IQ that will now manage and grow the opportunities that license agreement provides, as well as become visionGATEWAY’s London based European management team.

visionGATEWAY announced last year the intent to acquire Saturn IQ, a manufacturer of advanced encryption and protection technology. After detailed discussions and due diligence, the two companies have agreed that both companies will benefit best with Saturn IQ providing visionGATEWAY with an exclusive long-term license over all aspects of the intellectual property of its specialist technology.

The recent agreement brings to visionGATEWAY not only Saturn IQ’s innovative protection technology and products, but also access to a portfolio of revenue generating clients. It is predicted that the immediate sales opportunities can be converted to revenue of an estimated $1 million over the next nine months.

“This acquisition and licensing agreement provides us with a truly unique offering to the market, but particularly the IT, telecoms, legal and publishing sectors,” said Michael Emerson, Chief Executive Officer of visionGATEWAY. “We are delighted to be able to incorporate Saturn IQ’s cutting edge information security technology to our own state-of-the-art, next generation offering, and are confident of capitalizing on the company’s significant, established client base. We also now have a great executive team in the UK to drive our European growth.”

A key member of the new executive team is Ken Edmonds. Mr. Edmonds, previously the Chief Executive Officer of Saturn IQ, has been appointed Chief Operating Officer of visionGATEWAY with a key responsibility for sales growth in UK and Europe. Mr. Edmonds is a former M.D. and Director at Cisco, Nortel Networks and ORA Electronics, with experience at developing global business. He brings experience and skills from both large blue chip corporations as well as experience with emerging companies.

“Digital property security is a hot topic at the moment with authorities filing more and more legal charges against copyright pirates, peer to peer networks and users,” said Mr. Edmonds. “Unwarranted, unauthorized and swiftly growing snooping activities are alarming email customers and collaborative workers. visionGATEWAY now has an opportunity to be suppliers of a critical element in the protection of both privacy and copyright on the Internet.”

A unique combination of Internet Resource Management, secure delivery of media, messages and VoIP, and cutting-edge protection technologies, has been made readily available, with visionGATEWAY’s completion of the exclusive long term licensing and royalty agreement with Saturn IQ.

About visionGATEWAY Inc.

visionGATEWAY is committed to the development of a high-growth, public company that creates, acquires, licenses and markets software solutions for internet resource management and security, capitalizing on the explosive growth of Internet use worldwide. As the global economy becomes ever more dependant on Internet-based tools and services, visionGATEWAY is positioned to exploit several multibillion dollar markets by delivering highly-sophisticated security solutions to key government agencies, businesses, universities, financial services, and directly to the retail Internet consumer.

INTERScepter, the Company's cutting-edge software product, offers a fluid, highly intuitive user interface that provides high granularity control of business issues and costs, expanding the managerial universe beyond IT control and moving it to in the hands of business managers.

visionGATEWAY is growing revenues worldwide within expanding markets in the United States, United Kingdom, Europe, South Africa, Asia, as well as Australia and New Zealand. Based on current activity, visionGATEWAY expects to install its INTERScepter solution in more than 200,000 work stations in the next 12 months. For more information, please visit: www.visiongateway.net.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/vision.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/vision/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/vision/factsheet.html.

Forward-Looking Statements

Statements made in this Document, which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of the Company, including, without limitation, (i) the Company's ability to raise capital and (ii) statements preceded by, followed by or that include the words "may," "could," "should," "expects," "projects," "anticipates," "believes," "estimates," "plans," "intends," "targets," or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, either nationally, internationally or in the communities in which the Company conducts its business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the Company's ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, governmental, regulatory and technical factors affecting the Company's operations, products, services and prices.

Accordingly, results actually received may differ materially from results expected in these statements. Forward-looking statements speak only as of the date they were made. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date such statements were made.

Contact:

Sales Contact Information
Michael Emerson
Chief Executive Officer
visionGATEWAY Inc.
Tel - +1-858-794-1416
Fax - +1-858-794-1450
Email: info@visiongateway.net
 http://www.visiongateway.net

Investor Contact Information
Ryon Harms
Trilogy Capital Partners
Financial Communications:
Toll-free: +1-800-592-6067
Email: ryon@trilogy-capital.com